EXHIBIT 99.1

Answerthink Announces Additional Authorization For Share Repurchase Program

MIAMI, FL, November 1, 2004 – Answerthink, Inc. (Nasdaq:ANSR), a strategic business and technology consulting firm, today announced that its Board of Directors approved a $5 million increase in the size of the Company’s share repurchase program. The program was approved in July 2002 with a $5 million limit. This limit was increased by an additional $5 million in each of June 2003, May 2004 and July 2004. With the latest increase, the total program authorization is $25 million. In connection with this program, the Company has repurchased approximately 5.4 million shares of common stock for $17.6 million. Any purchases made under the share repurchase program may be made in the open market or through privately negotiated transactions, subject to market conditions and trading restrictions. At the end of the third quarter of 2004, Answerthink had approximately 44 million shares outstanding. The additional authorization to the repurchase program is effective immediately.

About Answerthink

Answerthink, Inc. (http://www.answerthink.com) is a strategic business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, the world’s leading repository of enterprise best practice metrics and business process knowledge, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application development and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe and India.

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates as well as other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.

Contact:
Answerthink, Inc., Miami
Jack Brennan, 305-375-8005
jbrennan@answerthink.com